Exhibit 4



                          AGREEMENT AND PLAN OF MERGER


                              DATED MARCH 10, 1999


                                  BY AND AMONG


                         PINAULT-PRINTEMPS-REDOUTE S.A.


                         BUTTONS ACQUISITION CORPORATION


                                       AND


                                  BRYLANE INC.

                                TABLE OF CONTENTS

                                                                           Page




                                    ARTICLE I

THE OFFER...................................................................   2

   Section 1.1.     The Offer...............................................   2
   Section 1.2.     Company Actions.........................................   3

                                   ARTICLE II

THE MERGER..................................................................   5

   Section 2.1.     The Merger..............................................   5
   Section 2.2.     Effective Time..........................................   5
   Section 2.3.     Effects of the Merger...................................   5
   Section 2.4.     Certificate of Incorporation and By-Laws of the
                    Surviving Corporation ..................................   5
   Section 2.5.     Directors...............................................   6
   Section 2.6.     Officers................................................   6
   Section 2.7.     Conversion of Shares of Common Stock....................   6
   Section 2.8.     Conversion of Purchaser Common Stock....................   6
   Section 2.9.     Options.................................................   7
   Section 2.10.    Stockholders' Meeting...................................   7
   Section 2.11.    Merger Without Meeting of Stockholders..................   8
   Section 2.12.    Additional Actions......................................   8

                                   ARTICLE III

PAYMENT FOR SHARES..........................................................   9

   Section 3.1.     Dissenting Shares.......................................   9
   Section 3.2.     Payment for Shares of Common Stock......................   9

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................  10

   Section 4.1.     Organization and Qualification; Subsidiaries............  11
   Section 4.2.     Certificate of Incorporation and By-Laws................  11
   Section 4.3.     Capitalization; Subsidiaries............................  11
   Section 4.4.     Authority Relative to this Agreement....................  12
   Section 4.5.     No Conflict; Required Filings and Consents..............  13
   Section 4.6.     SEC Reports and Financial Statements....................  14

                                                                           Page


   Section 4.7.     Employee Benefit Matters................................  15
   Section 4.8.     Litigation..............................................  16
   Section 4.9.     Information.............................................  16
   Section 4.10.    Taxes...................................................  17
   Section 4.11.    Intellectual Property...................................  18
   Section 4.12.    Year 2000 Compliance....................................  19
   Section 4.13.    Certain Approvals.......................................  19
   Section 4.14.    Brokers.................................................  19
   Section 4.15.    Opinion of Financial Advisor............................  19
   Section 4.16.    Vote Required...........................................  19

                                    ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER..................  19

   Section 5.1.     Organization and Qualification..........................  20
   Section 5.2.     Authority Relative to this Agreement....................  20
   Section 5.3.     No Conflict; Required Filings and Consents..............  20
   Section 5.4.     Information.............................................  21
   Section 5.5.     Financing...............................................  21

                                   ARTICLE VI

COVENANTS...................................................................  21

   Section 6.1.     Conduct of Business of the Company......................  21
   Section 6.2.     Access to Information...................................  23
   Section 6.3.     Reasonable Best Efforts.................................  23
   Section 6.4.     Public Announcements....................................  24
   Section 6.5.     Indemnification.........................................  24
   Section 6.6.     Notification of Certain Matters.........................  25
   Section 6.7.     State Takeover Laws.....................................  25
   Section 6.8.     Acquisition Transactions................................  25
   Section 6.9.     Management..............................................  26

                                   ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER....................................  26

   Section 7.1.     Conditions..............................................  26

                                  ARTICLE VIII

TERMINATION; AMENDMENTS; WAIVER.............................................  27

   Section 8.1.     Termination.............................................  27

                                                                           Page


   Section 8.2.     Effect of Termination...................................  29
   Section 8.3.     Amendment...............................................  29
   Section 8.4.     Extension; Waiver.......................................  29

                                   ARTICLE IX

MISCELLANEOUS...............................................................  29

   Section 9.1.     Non-Survival............................................  29
   Section 9.2.     Entire Agreement; Assignment............................  29
   Section 9.3.     Validity................................................  30
   Section 9.4.     Notices.................................................  30
   Section 9.5.     Governing Law...........................................  31
   Section 9.6.     Descriptive Headings....................................  31
   Section 9.7.     Counterparts............................................  31
   Section 9.8.     Parties in Interest.....................................  31
   Section 9.9.     Fees and Expenses.......................................  31
   Section 9.10.    Certain Definitions.....................................  32
   Section 9.11.    Specific Performance....................................  32

         ANNEXES

    Annex I --        Conditions to the Offer

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 10, 1999, by and among Pinault-Printemps-Redoute S.A., a societe anonyme organized and existing under the laws of the Republic of France ("Parent"), Buttons Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Brylane Inc., a Delaware corporation (the "Company").

     WHEREAS, Parent beneficially owns 8,617,017 shares (the "Parent Shares") of the common stock, par value $0.01 par share, of the Company (the "Common Stock");

     WHEREAS, Parent has proposed that the Purchaser acquire all of the issued and outstanding shares of Common Stock not beneficially owned by Parent or the Purchaser (references to the Parent shall, where the context so requires, be deemed to refer to the Purchaser as well);

     WHEREAS, it is proposed that the Purchaser will make a cash tender offer (the "Offer") in compliance with Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder to acquire all the issued and outstanding shares of Common Stock for $24.50 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement; and that the Offer will be followed by the merger (the "Merger") of the Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware ("DGCL"), pursuant to which each issued and outstanding share of Common Stock not beneficially owned by Parent will be converted into the right to receive the Per Share Amount, upon the terms and subject to the conditions provided herein;

     WHEREAS, a special committee (the "Special Committee") comprised of three independent directors of the Board of Directors of the Company (the "Board") has received the written opinion of Bear, Stearns & Co. Inc. (the "Financial Advisor") that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Common Stock (other than Parent and the Purchaser) pursuant to the Offer and the Merger was fair to such holders from a financial point of view;

     WHEREAS, the Special Committee has determined that it is in the best interests of the stockholders of the Company (the "Stockholders") to approve Parent's acquisition of the shares of Common Stock not beneficially owned by Parent and to waive the provisions of the Governance Agreement, dated as of April 3, 1998, by and between the Company and Parent (the "Governance Agreement"), which would otherwise limit Parent in making the Offer or effecting the Merger, and has voted to recommend to the Board that the Board recommend that the

Stockholders (i) accept the Offer and tender their shares of Common Stock pursuant to the Offer and (ii) approve the Merger following consummation of the Offer; and

     WHEREAS, the Board has determined that it is in the best interests of the Stockholders to approve Parent's proposed acquisition and has voted (i) to recommend that the Stockholders accept the Offer and tender their shares of Common Stock pursuant to the Offer and (ii) to approve the Merger of the Purchaser with and into the Company, with the Company being the surviving corporation, following consummation of the Offer;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:


                                   ARTICLE I

                                   THE OFFER

     Section 1.1. The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, the Purchaser shall, and Parent shall cause the Purchaser to, commence within the meaning of Rule 14d-2 under the Exchange Act the Offer in no later than five business days after the initial public announcement of Parent's intention to commence the Offer. The Offer shall have a scheduled expiration date 20 business days following commencement of the Offer (the "Initial Expiration Date"). Notwithstanding any contrary provision of this Agreement, the Purchaser (i) if so requested by the Company at the direction of the Special Committee, will extend the Offer for up to 20 business days in the event upon the Initial Expiration Date, the Purchaser shall not have accepted for payment shares of Common Stock pursuant to the Offer as a result of one or more of the conditions set forth in Annex I hereto not having been satisfied or waived by the Purchaser, (ii) at its discretion may determine from time to time to extend the Offer for no more than an aggregate of 20 business days following the later of the Initial Expiration Date and the first expiration date thereafter on which all of the conditions set forth in Annex I shall have been satisfied or waived, if applicable; provided, however, that in the event that the Purchaser extends the Offer pursuant to this clause (ii) all of the conditions to the Offer shall be deemed to have been irrevocably satisfied for all purposes of the Offer and shall not be asserted by Parent as a basis for not consummating the Offer and (iii) may, from time to time at its discretion, extend the Offer in increments of up to ten business days each, if one or more of the conditions set forth in Annex I shall not have been satisfied or waived. The Purchaser shall not accept for payment any shares of Common Stock tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Common Stock which, together with the Parent Shares, satisfy the Minimum Condition (as defined in Annex I). Under no circumstances shall Parent or Purchaser waive the Minimum Condition. In addition to the Minimum Condition, the obligation of the Purchaser to accept for payment and pay for shares of Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Annex I hereto. Parent expressly reserves the right to increase the Per Share Amount under such circumstances, if any, as Parent, in its sole discretion, may deem appropriate. Without the prior consent of the Special Committee, the Purchaser will not (i) decrease the Per Share Amount; (ii) change the number of shares of Common Stock to be purchased in the Offer; (iii) change the form of the consideration payable in the Offer;
(iv) add to the conditions to the Offer set forth in Annex I hereto; or (v) make any other change in the terms or conditions of the Offer which is adverse to the holders of shares of Common Stock. The Per Share Amount shall, subject to any applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Following the satisfaction or waiver of the conditions to the Offer, Parent shall cause the Purchaser to accept for payment and pay for, in accordance with the terms of the Offer, all shares of Common Stock validly tendered pursuant to the Offer and not withdrawn, pursuant to applicable law.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Parent shall file with the Securities and Exchange Commission (the "SEC") (i) a Tender Offer Statement on Schedule 14D-1, including the exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-1"), including the exhibits thereto with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3, including the exhibits thereto (together with all amendments and supplements thereto, the "Schedule 13E-3") with respect to the Offer and the other transactions contemplated hereby (the "Transactions"). The Schedule 14D-1 and the Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the letter of transmittal and any summary advertisement (the
Schedule 14D-1, the Schedule 13E-3, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, the Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become materially incorrect or misleading, and Parent and the Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 and the Schedule 13E-3 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable law. The Company, the Special Committee and their respective counsel shall be given the reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and the Purchaser shall provide promptly the Company, the Special Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments Parent or the Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and the Purchaser shall provide the Company and the Special Committee, and their respective counsel, with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Transactions or this Agreement.

Section 1.2.      Company Actions.

     (a) The Company hereby consents to the Offer and represents that (i) the Special Committee and the Board at meetings duly held on March 9, 1999, have each, by unanimous vote of all directors present and voting, (A) determined that each of the Offer and the Merger, is fair to and in the best interests of the Stockholders (other than Parent and the Purchaser), (B) approved this Agreement and the Transactions, (C) determined that this Agreement is advisable and resolved to recommend that the Stockholders (other than Parent and the Purchaser) accept the Offer and tender their shares of Common Stock pursuant to the Offer and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended to the extent the Board or the Special Committee deems it necessary to do so in the exercise of its fiduciary duties, as advised in writing by independent counsel, and (D) waived the provisions of the Governance Agreement which would otherwise limit Parent in making the Offer or effecting the Merger, and (ii) the Financial Advisor has delivered to the Special Committee a written opinion that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date thereof the consideration to be received by the Stockholders (other than Parent and the Purchaser) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Special Committee and the Board described in this Section 1.2(a).

     (b) On the same day as the Parent first files the Schedule 14D-1 with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-9"), containing the recommendations of the Special Committee and the Board described in Section 1.2(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable law. The Company, Parent and the Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become materially incorrect or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Common Stock, in each case as and to the extent required by applicable law. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof. The Company and its counsel shall provide Parent and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Transactions or this Agreement.

     (c) In connection with the Transactions, the Company (i) shall promptly furnish Parent with mailing labels containing the names and addresses of all record holders of shares of Common Stock and with security position listings of shares of Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Common Stock and (ii) shall furnish Parent with such additional information, including, without limitation, updated listings and computer files of Stockholders, mailing labels and security position listings, and such other assistance as Parent, the Purchaser or their agents may reasonably request in connection with the Offer and the Merger.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time (as defined below) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the option of Parent, and provided that such amendment does not delay the Effective Time, the Merger may be structured so that, and this Agreement shall thereupon be amended to provide that, the Company shall be merged with and into the Purchaser or another direct or indirect wholly owned subsidiary of Parent, with the Company, the Purchaser or such other subsidiary of Parent continuing as the Surviving Corporation (as determined by Parent); provided, however, that the Company shall be deemed not to have breached any of its representations and warranties herein if and to the extent such breach would have been attributable to such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that the Purchaser (or another subsidiary of Parent) shall be the Surviving Corporation.

     Section 2.2. Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 7.1(a) and 7.1(b) of this Agreement, but subject to the satisfaction or waiver of the conditions set forth in Section 7.1(c), 7.1(d) and 7.1(e) of this Agreement, the Company shall execute, in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall be effective upon the filing of the certificate of merger or such later time as specified in the certificate of merger. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     Section 2.3. Effects of the Merger. From and after the Effective
Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 2.4. Certificate of Incorporation and By-Laws of the Surviving Corporation.

     (a) The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of the Purchaser, except for Article I thereof, which shall continue to read as follows: "The name of the corporation is Brylane Inc. (the "Corporation")."

     (b) The By-Laws of the Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

     Section 2.5. Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Prior to the Effective Time, the directors of the Company other than those who are directors of the Purchaser and other than Peter
J. Canzone shall resign from the Board effective immediately after the Effective Time. For purposes of the Amended and Restated Credit Agreement, dated as of April 30, 1997, amended and restated as of September 21, 1998, as further amended, among Brylane, L.P., the Lenders listed therein and Credit Lyonnais New York Branch, as Administrative Agent, the directors of Purchaser have been nominated to be directors of the Surviving Corporation by the Board.

     Section 2.6. Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 2.7. Conversion of Shares of Common Stock. At the Effective
Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which shares of Common Stock, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and other than Dissenting Shares (as defined below)), shall be converted into the right to receive in cash an amount equal to the Per Share Amount (the "Merger Price"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such share of Common Stock.

     Section 2.8. Conversion of Purchaser Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     Section 2.9. Options. Prior to the Effective Time, the Board (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Options") heretofore granted under any stock option or similar plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, (i) each Option, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof who is an employee or director of the Company or any of its subsidiaries at the Effective Time, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject or related to such Option, whether or not then vested or exercisable and (y) the excess (if any) of the Merger Price over the exercise price per share subject or related to such Option, each such Cash Payment to be paid to each holder of an outstanding Option who is an employee or director of the Company or any of its subsidiaries at the Effective Time as soon as practicable following the Effective Time. The Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Company will take all reasonable steps to ensure that after the Effective Time none of the Parent, the Company or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof or have any right under the Stock Plans to acquire any capital stock of the Company, Parent or the Surviving Corporation. The Company will use its reasonable best efforts to obtain all consents, if any, that are necessary to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.

     Section 2.10. Stockholders' Meeting.

     (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws:

          (i) duly call, give notice of, convene and hold a special meeting of its Stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment of shares of Common Stock by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its Stockholders and (y) subject to the fiduciary duties of the Board under applicable law, to obtain the necessary approvals of the Merger and this Agreement by its Stockholders; and

          (iii) subject to the fiduciary obligations of the Board and the Special Committee under applicable law as provided in Section 1.2(a), include in the Proxy Statement the recommendation of the Board and the Special Committee that Stockholders vote in favor of the approval of this Agreement.

     (b) Parent agrees that it will vote, or cause to be voted, all of the shares of Common Stock then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of this Agreement.

     Section 2.11.  Merger Without Meeting of Stockholders. Notwithstanding
Section 2.10, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire, together with the Parent Shares, at least 90% of the outstanding shares of Common Stock pursuant to the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for shares of Common Stock by the Purchaser pursuant to the Offer without a meeting of Stockholders, in accordance with Section 253 of the DGCL.

     Section 2.12. Additional Actions. If, at any time after the Effective
Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.


                                  ARTICLE III

                               PAYMENT FOR SHARES

     Section 3.1. Dissenting Shares. Notwithstanding anything in this
Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the requirement of Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price as provided in Section 2.7, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Common Stock and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 3.2. Payment for Shares of Common Stock.

     (a) From and after the Effective Time, ChaseMellon Shareholder
Services LLC, or such other bank or trust company as shall be mutually acceptable to Parent and the Company, shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented shares of

Common Stock entitled to payment of the Merger Price pursuant to Section 2.7. At the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of shares of Common Stock shall be entitled at the Effective Time pursuant to Section 2.7.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented shares of Common Stock (other than Certificates representing shares of Common Stock held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Certificates representing Dissenting Shares) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of shares of Common Stock formerly represented by such Certificate, in consideration therefor, and such Certificate shall be cancelled. Until so surrendered, each such Certificate (other than Certificates representing shares of Common Stock held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Common Stock shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (c) Promptly following the date which is 180 days after the Effective Time (or such later date as the Surviving Corporation shall request), the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Transactions, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share of Common Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to Parent and the Purchaser that:

     Section 4.1. Organization and Qualification; Subsidiaries. The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's subsidiaries is a corporation or partnership duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation or formation. The Company and each of its subsidiaries has the requisite corporate or partnership power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing (where applicable), in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (where applicable) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect on the business, assets, liabilities, financial condition, results of operation or prospects of the Company or any of its subsidiaries that is materially adverse to the Company and its subsidiaries taken as a whole.

     Section 4.2. Certificate of Incorporation and By-Laws. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the certificate of incorporation and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of its subsidiaries.

     Section 4.3. Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of the close of business on February 27, 1999, 17,248,296 shares of Common Stock were issued and outstanding, all of which are entitled to vote on this Agreement, and 3,740,800 shares of Common Stock were held in treasury. 500,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") are authorized. No shares of Series A Preferred Stock are issued and outstanding. The Company has no shares reserved for issuance, except that, as of March 8, 1999, there were (i) 788,182 shares of Common Stock reserved for issuance pursuant to outstanding Options granted under the 1996 Stock Option Plan and 765,309 available for issuance pursuant to Options not yet granted under such Plan; (ii) 47,550 shares of Common Stock reserved for issuance pursuant to outstanding Options granted under the 1996 Performance Stock Option Plan and 160,000 available for issuance pursuant to Options not yet granted under such Plan and (iii) no shares of

Common Stock reserved for issuance pursuant to outstanding Options granted under the 1998 Performance Stock Option Plan and 900,000 available for issuance pursuant to Options not yet granted under such Plan. As of March 8, 1999, the Company has options to purchase shares of Common Stock outstanding and issued as listed in the aggregate (including exercise price) in Section 4.3 of the disclosure schedule delivered to Parent by the Company on the date hereof (the "Company Disclosure Schedule"). Promptly following the date hereof, the Company shall deliver to Parent the information set forth in Section 4.3 of the Company Disclosure Schedule pursuant to the immediately preceding sentence listed by individual. Since June 12, 1998, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All the outstanding shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth above and except for the Transactions, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests and neither the Company nor any of its subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement and except for the Company's obligations in respect of the Options under the Stock Plans, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests of the Company or any of its subsidiaries. Each of the outstanding shares of capital stock or other equity interests of each of the Company's subsidiaries is duly authorized, validly issued, fully paid, and to the extent applicable, nonassessable, and, except as set forth in Section 4.3 of the Company Disclosure Schedule, such shares or other equity interests of the Company's subsidiaries as are owned by the Company or by a subsidiary of the Company are owned in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). Except as set forth in Section 4.3 of the Company Disclosure Schedule, the Company has not agreed to register any securities under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities law or granted registration rights to any person or entity; copies of any registration rights agreements set forth in Section 4.3 of the Company Disclosure Schedule have previously been provided to Parent. Set forth in Section 4.3 of the Company Disclosure Schedule is a complete and correct list of each subsidiary (direct or indirect) of the Company and any joint ventures, partnerships or similar arrangements in which the Company has an interest (and the amount and percentage of any such interest). No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole.

     Section 4.4. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized and approved by the Board and the Special Committee and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock entitled to vote thereon, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 4.5. No Conflict; Required Filings and Consents.

     (a) Assuming (i) the filings required under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, (iii) the filing of the certificate of merger and other appropriate merger documents, if any, as required by the DGCL, is made and (iv) approval of this agreement by a majority of the holders of shares of Common Stock, if required by the DGCL, is received, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will
(a) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its subsidiaries,
(b) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (b) or this clause (c) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, arrangement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clauses
(b) or (c) for any such Violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or could not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions. Section 4.5 of the Company Disclosure Schedule sets forth any such Violation of clause (c) of the immediately preceding sentence.

     (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any federal, state, local or foreign administrative, governmental or regulatory authority, agency, commission, tribunal or body (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the certificate of merger pursuant to the DGCL, (iii) compliance with the HSR Act and any requirements of any foreign or supranational antitrust, competition, trade regulatory or similar laws, rules or regulations ("Antitrust Laws") and
(iv) Consents the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or reasonably be expected to prevent or materially delay consummation of the Transactions.

     Section 4.6. SEC Reports and Financial Statements.

     (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since February 26, 1997 (as they have been amended since the time of their filing, collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act and the Securities Act, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of the Company included in the SEC
Reports at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NYSE, any other stock exchange or any other comparable Governmental Authority.

     (c) Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the SEC Reports or as otherwise disclosed in the SEC Reports, in each case, filed prior to the date of this Agreement or as set forth in Section 4.6(c) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries have any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) which would be required to be reflected on a balance sheet or the notes thereto prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business consistent with past practice since January 30, 1999 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (d) Since January 30, 1999, (i) no development or event has occurred that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or on the ability of the Company to consummate the Transactions, (ii) the Company and each of its subsidiaries has conducted its respective operations in the ordinary and usual course of business consistent with past practice and (iii) neither the Company nor any of its subsidiaries has taken any action or omitted to take any action, which act or omission, if after the date of this Agreement, would result in a breach or violation of Section 6.1.

     (e) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     Section 4.7. Employee Benefit Matters.

     (a) Section 4.7 of the Company Disclosure Schedule lists all material compensation and benefit plans, contracts and arrangements maintained by, sponsored or participated in by the Company and its subsidiaries in which any current or former employees or directors of the Company or its subsidiaries participate (the "Employee Benefit Plans").

     (b) Except as could not, individually or in the aggregate, reasonably be expected, to have a Material Adverse Effect on the Company (i) all Employee Benefit Plans are in compliance with and have been administered in compliance with all applicable requirements of law, including, but not limited to, the Internal Revenue Code of 1986, as amended (the "Code"), and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and have been operated in accordance with their terms, and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for any period through the date hereof have been timely paid or made in full and through the Effective Time will be timely paid or made in full; (ii) no "prohibited transaction" (as defined in Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan which would reasonably be expected to subject any Employee Benefit Plan (or its related trust), the Company or any subsidiary, to a tax or penalty imposed under Section 4975 of the Code; (iii) the Company has not incurred any material liability under Title IV of ERISA which has not been satisfied in full, no event has occurred and no condition exists that would reasonably be expected to result in the Company incurring a material liability under Title IV of ERISA, and no Employee Benefit Plan has incurred an "accumulated funding deficiency" as defined in Section 412 of the Code or
Section 302 of ERISA; (iv) none of the Company, its subsidiaries or any entity, trade or business that is considered one employer with the Company or any of its subsidiaries under
Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate") is required to contribute to, or during the five-year period ending on the Effective Time will have been required to contribute to, any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA); (v) each Employee Benefit Plan which is not maintained in the United States is funded and/or book reserved for in accordance with applicable laws and reasonable accounting assumptions; (vi) there is no pending or, to the knowledge of the Company, threatened legal action, suit or claim relating to any current or former employee of the Company or its subsidiaries or any Employee Benefit Plan.

     (c) The Transactions will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, or accelerate vesting or repurchase rights under the terms, conditions or provisions of any employment, compensation, termination or severance agreement of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that could result, on account of the Transactions (including upon any subsequent termination of employment) in the payment of any excess parachute payments within the meaning of Section 280G of the Code or any payment that would be nondeductible under Section 162(m) of the Code. No such agreement, contract or arrangement provides for the reimbursement of excise taxes under
Section 1999 of the code or any income taxes under the Code. The total amounts payable to the executive officers of the Company, as set forth in Section 4.7 of the Company Disclosure Schedule, as a result of the Transactions contemplated by this Agreement and/or any subsequent employment termination (excluding any cash-out or acceleration of options and restricted stock but including any "gross-up" payments with respect thereto), based on compensation data applicable as of the date hereof, calculated assuming effective tax rates of 39.6%, will not exceed the amount set forth on such schedule.

     Section 4.8. Litigation. Except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries before any Governmental Entity which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Transactions. Except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Transactions.

     Section 4.9. Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Offer Documents, (ii) the Proxy Statement or (iii) any other document to be filed with the SEC or any other Governmental Entity prior to the Effective Time (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to the Stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

     Section 4.10. Taxes.

     (a) Except as set forth in Disclosure Schedule 4.10(a) and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) all Tax Returns required to be filed (taking into account extensions) on or before the Effective Time for taxable periods ending on or before the Effective Time by, or with respect to any activities of, or property owned by, the Company, its subsidiaries, or each affiliated, consolidated, combined or unitary group that included or includes the Company or any of its subsidiaries (a "Tax Group"), have been or will be filed in accordance with all applicable laws and are true, correct and complete in all material respects as filed, all Taxes shown as due on such Tax Returns have been or will be timely paid, and reserves reflected on the most recent balance sheet of the Company are in accordance with GAAP and are sufficient to cover all Taxes (whether or not shown as due on any Tax Return) accrued as of such date and, adjusted for the passage of time, will be sufficient to cover all Taxes as of the Effective Time; (ii) all Taxes required to be withheld by the Company or its subsidiaries have been withheld, and such withheld Taxes have either been duly and timely paid to the proper Governmental Entities or set aside in accounts for such purpose if not yet due; (iii) no Tax Return filed by the Company or any of its subsidiaries is currently under audit by any Taxing Authority or is the subject of any judicial or administrative proceeding, and to the knowledge of the Company no Taxing Authority is threatening to commence any such audit; (iv) no Taxing Authority is now asserting against the Company or any of its subsidiaries any deficiency or claim for Taxes or any adjustment of Taxes; (v) other than any Tax sharing or indemnification agreement to which the parties are exclusively the Company and/or some or all of its subsidiaries, neither the Company nor any of its subsidiaries is subject to or bound by any Tax sharing agreement (or other arrangement or practice for the sharing of Taxes); (vi) neither the Company nor any of its subsidiaries has ever been a member of a Tax Group, other than one for which the Company or one of its subsidiaries was the common parent; (vii) there are no liens for Taxes (other than Taxes not yet due) upon any of the assets of the Company or any of its subsidiaries; (viii) the Company has no liability for the Taxes of any person other than the Company and its subsidiaries; and (ix) neither the Company nor any of its subsidiaries has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (b) Prior to the date hereof, the Company has provided Parent with written schedules of (i) the taxable years of the Company for which the statute of limitations with respect to federal, state and local income Taxes has not yet expired, and (ii) with respect to federal, state and local income Taxes, those years for which examinations by a Taxing Authority have been completed, those years for which examinations by a Taxing Authority have commenced but not yet been completed, and those years for which examinations by a Taxing Authority have not yet commenced.

     (c) "Tax" or "Taxes" means any and all taxes, fees, assessments, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, assets, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, severance, occupation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, estimated, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges. "Taxing Authority" means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax. "Tax Return" means any return, declaration, report, claim for refund, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided by the Company or any of its subsidiaries to third parties) relating to Taxes, including any document required to be retained or provided to any Governmental Entity relating to the Company or any of its subsidiaries or any consolidated group of which any such entity was a member at the applicable time, and any amended Tax Returns.

     Section 4.11. Intellectual Property. The Company owns, or possesses adequate rights to use, all Intellectual Property that is used in the conduct of the business of the Company and its subsidiaries, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other person with respect to any Intellectual Property owned or licensed by the Company or any of its subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, the conduct of the Company's and its subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, or any other rights with respect to Intellectual Property, in any way that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is no infringement of any proprietary right owned by or licensed by or to the Company or any of its subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. "Intellectual Property" means all domestic or foreign trademarks (registered and unregistered) and trademark applications and registrations, patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, mask works, technical information (whether confidential or otherwise), and all documentation thereof.

     Section 4.12. Year 2000 Compliance. The Company has taken steps that are reasonable to provide that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of the Company or its subsidiaries, and it is the Company's reasonable expectation that no material expenditures in excess of currently budgeted items will be required in order to cause such systems to operate properly following the change of the year 1999 to 2000.

     Section 4.13. Certain Approvals. The Board has taken appropriate action such that the provisions of Section 203 of the DGCL will not apply to the execution of this Agreement or any of the Transactions. No other state takeover law or state law that purports to limit or restrict business combinations or the ability to vote shares applies to the execution of this Agreement or any of the Transactions contemplated hereby.

     Section 4.14. Brokers. Except for the engagement of the Financial
Advisor, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions. The Company has previously delivered to Parent a copy of the Company's engagement letter with the Financial Advisor.

     Section 4.15. Opinion of Financial Advisor. The Company has received the written opinion of the Financial Advisor, to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger by the Stockholders is fair to the Stockholders (other than Parent and the Purchaser) from a financial point of view. The Company has previously delivered to Parent a copy of such opinion.

     Section 4.16. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote with respect to this Agreement is the only vote of the holders of any class or series of the Company's capital stock that may be necessary to approve this Agreement and the Transactions.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

     Parent and the Purchaser represent and warrant to the Company as follows:

     Section 5.1. Organization and Qualification. Parent is a societe anonyme duly organized, validly existing and in good standing under the laws of the Republic of France. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, assets, liabilities, financial condition, results of operation or prospects of Parent or any of its subsidiaries that would be materially adverse to Parent and its subsidiaries taken as a whole.

     Section 5.2. Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the Transactions have been duly and validly authorized and approved by the Supervisory Board of Parent and the Board of Directors of the Purchaser and by Parent as sole stockholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms.

     Section 5.3. No Conflict; Required Filings and Consents.

     (a) Assuming (i) the filings required under the HSR Act are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met and (iii) the filing of the certificate of merger and other appropriate merger documents, if any, as required by the DGCL is made, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses (ii) and (iii) for any such Violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or could not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions.

     (b) None of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the Transactions or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act and any state securities "blue sky" or takeover law, (ii) the filing of the certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws and (iv) Consents the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or reasonably be expected to prevent or materially delay consummation of the Transactions.

     Section 5.4. Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in
(i) the Schedule 14D-9, (ii) the Proxy Statement or (iii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to the Stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 5.5. Financing. At the Effective Time, Parent and the Purchaser will have available all of the funds necessary to consummate the Transactions.

                                    ARTICLE VI

                                    COVENANTS

     Section 6.1. Conduct of Business of the Company. Except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it, including, without limitation, maintaining satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with the Company. Without limiting the generality of the foregoing, and except as otherwise expressly permitted, required or specifically contemplated by, or otherwise described in, this Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

     (a) adopt or propose any amendment to its Certificate of Incorporation or By-Laws or comparable organizational documents;

     (b) (i) issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Common Stock, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof or (B) any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock outstanding on the date hereof or
(ii) make any other changes in its capital structure;

     (c) declare, set aside or pay any dividend or other distribution
(whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned subsidiaries;

     (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities or create any subsidiaries;

     (e) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances or capital contributions between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

     (f) other than in the ordinary course of business, (i) modify, amend or terminate any material contract, (ii) except as required by law, waive, release, relinquish, settle, compromise or assign any material contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries except in the ordinary course of business consistent with past practice;

     (g) file any Tax Return (except in the ordinary course of business), or make or revoke any Tax election, or change any method of accounting, except to the extent that such action would not have a Material Adverse Effect on the Company;

     (h) other than in the ordinary course of business, enter into any contract or agreement that would be material to the Company and its subsidiaries taken as a whole;

     (i) except as may be required as a result of a change in applicable law or in GAAP, make any change in its methods or principles of accounting; or

     (j) agree in writing or otherwise to take any of the foregoing actions prohibited under this Section 6.1 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect.

     Section 6.2. Access to Information. (a) From the date of this
Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and the Purchaser may from time to time reasonably request. The Company shall furnish to Parent and the Purchaser prior to filing a copy of each report, schedule, registration statement and other document to be filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws.

     (b) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of the Company or any condition to the obligations of the parties hereto.

     Section 6.3. Reasonable Best Efforts.

     (a) Subject to the terms and conditions provided herein, each of the Company, Parent and the Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act, or other foreign filings and any amendments to any thereof.

     (b) In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance.

     (c) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the Offer and this Agreement.

     Section 6.4. Public Announcements. The Company, on the one hand, and
Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other Transactions, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     Section 6.5. Indemnification.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the officers and directors of the Company (the "Indemnified Parties") in respect of acts or omissions occurring prior to the Effective Time to the extent currently provided under the Company's Certificate of Incorporation, By-Laws or indemnification agreements in effect as of the date of this Agreement.

     (b) Parent agrees that the Company, and from and after the Effective
Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years (except as provided in the last sentence of this Section 6.5(b)) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided, that the Surviving Corporation may substitute therefor other policies not less advantageous in the aggregate (other than to a de minimis extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date hereof (which the Company represents to be $694,175 for the 36-month period ending July 10, 2001) and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.5(b) it shall obtain the greatest comparable insurance coverage as possible for an annual premium equal to such maximum amount. Notwithstanding the foregoing, at any time on or after the second anniversary of the Effective Time, Parent may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level of insurance coverage required under this
Section 6.5(b) in lieu of causing to remain in effect any directors' and officers' liability insurance policy.

     (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right, from and after the purchase of shares of Common Stock pursuant to the Offer, to assume the defense thereof if the relief sought therein is solely monetary and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (provided, that if a conflict exists between Parent and the Indemnified Parties, the Indemnified Parties may engage one separate counsel the reasonable expenses of such counsel to be borne by Parent), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     Section 6.6. Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company, Parent, or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions.

     Section 6.7. State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the Transactions, including the Offer and the Merger, of any state takeover law or other similar law.

     Section 6.8. Acquisition Transactions. From and after the execution of this Agreement, the Company shall promptly advise Parent in reasonable detail of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any capital stock or any material portion of the assets of the Company or its subsidiaries, or any combination of the foregoing (an "Acquisition Transaction"), including without limitation identifying the offeror and the terms of any proposal relating to an Acquisition Transaction. The Company shall promptly advise Parent of any material development relating to such proposal, including the results of any discussions or negotiations with respect thereto. The Company shall not provide any non-public information to any third party (other than Parent, the Purchaser or any of their respective affiliates or advisors) without having entered into a customary confidentiality agreement with respect to such information.

     Section 6.9. Management. Parent has no present intention to change senior management of the Company or the terms of their employment following consummation of the Transactions. Parent intends to work with senior management of the Company to develop appropriate incentives for management of the Company following consummation of the Transactions. Nothing contained herein shall be deemed to constitute a contract to employ any person for any specific period of time or to provide for any terms of employment beyond current contractual arrangements.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 7.1. Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

     (a) Stockholder Approval. The Stockholders shall have duly approved the Transactions, if required by the DGCL.

     (b) Purchase of Common Stock. The Purchaser shall have accepted for payment and paid for shares of Common Stock pursuant to the Offer in accordance with the terms thereof; provided that this condition shall be deemed to have been satisfied with respect to Parent and the Purchaser if the Purchaser fails to accept for payment or pay for shares of Common Stock pursuant to the Offer in violation of the terms of the Offer.

     (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or the other transactions contemplated hereby or has the effect of making the purchase of shares of Common Stock illegal.

     (d) Litigation. There shall not be pending any claim, action, suit, hearing, or proceeding ("Action") challenging or seeking to restrain or prohibit the consummation of the Transactions, or any other Action filed against the Company or any of its subsidiaries after the date of this Agreement that, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or on the consummation of the Transactions.

     (e) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated and any other approvals or requirements under any other Antitrust Laws shall have been obtained or complied with.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENTS; WAIVER

     Section 8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

     (a) by the mutual written consent of Parent and the Company, by action of the Supervisory Board (with respect to Parent) and of the Special Committee (with respect to the Company);

     (b) by the Company if (i) the Purchaser fails to commence the Offer as provided in Section 1.1 hereof, (ii) the Purchaser shall not have accepted for payment and paid for shares of Common Stock pursuant to the Offer in accordance with the terms thereof on or before June 30, 1999 (provided, that if any Governmental Entity has made a request for additional information under the HSR Act, such date shall be extended to a date which is 60 days after substantial compliance with such request, but in no event later than September 30, 1999) or (iii) the

Purchaser fails to purchase validly tendered shares of Common Stock in violation of applicable law;

     (c) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any shares of Common Stock being purchased thereunder; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(c) if such party shall have breached this Agreement in any material respect or, in the case of Parent, if it or the Purchaser is in material violation of the terms of the Offer;

     (d) by Parent or the Company if any court or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (e) by the Company if, prior to the purchase of shares of Common
Stock pursuant to the Offer in accordance with the terms of this Agreement, the Special Committee approves or recommends another offer or an agreement to effect a proposal made by a third party (other than an affiliate of Parent) to effect an Acquisition Transaction, on terms which a majority of the members of the Special Committee has determined in good faith (i) based upon the advice of a nationally recognized investment banker, to be more favorable to the Company and its Stockholders (other than Parent and the Purchaser) than the Transactions and
(ii) based upon the advice from its outside counsel, that failure to approve such proposal and terminate this Agreement would constitute a breach of fiduciary duties of the Board under applicable law;

     (f) by Parent prior to the purchase of shares of Common Stock pursuant to the Offer if the Special Committee (i) shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, (ii) shall have approved or recommended another offer or an agreement to effect a proposal made by a third party (other than an affiliate of Parent) to effect an Acquisition Transaction or (iii) shall have resolved to effect any of the foregoing;

     (g) by the Company prior to the consummation of the Offer, if (i)
(A) any of the representations and warranties of Parent or the Purchaser contained in this Agreement and qualified as to materiality were when made or have since become untrue or incorrect or (B) any other representations or warranties of Parent or the Purchaser contained in this Agreement were when made or have become untrue or incorrect and such breach could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent or on the ability of Parent or the Purchaser to consummate the Offer and the Merger, or (ii) Parent or the Purchaser shall have breached or failed to comply in any material respect with any of their respective agreements or obligations under this Agreement, which breach shall not have been cured prior to the earlier of (X) 10 days following notice of such breach and (Y) two business days prior to the date on which the Offer expires;

     (h) by Parent prior to the purchase of shares of Common Stock pursuant to the Offer, if (i) (A) any of the representations or warranties of the Company (1) contained in this

Agreement and qualified as to materiality or (2) contained in Section 4.3 were when made or have since become untrue or incorrect or (B) any other representations or warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 4.3) were when made or have become untrue or incorrect and such breach could reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on the Company or which could reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Offer or (ii) the Company shall have breached or failed to comply in any material respect with any of its agreements or obligations under this Agreement, which breach shall not have been cured prior the earlier of (X) 10 days following notice of such breach and (Y) two business days prior to the date on which the Offer expires; or

     (i) by Parent prior to the purchase of Shares pursuant to the Offer, if the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date any person (other than Parent or the Purchaser or any affiliate thereof) shall have made a proposal or public announcement or communication to the Company with respect to an Acquisition Transaction.

     Section 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section
8.2 and Section 9.9, which shall survive any such termination. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

     Section 8.3. Amendment. This Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Stockholders hereunder without the approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     Section 8.4. Extension; Waiver. At any time prior to the Effective
Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1. Non-Survival. The representations, warranties and covenants made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Section 2.3, Section 2.9, Section 2.12, Article III,
Section 6.5, Section 6.6 and Section 6.9 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     Section 9.2. Entire Agreement; Assignment.

     (a) This Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and the Purchaser may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company; provided, that no such assignment shall relieve Parent of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.3. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     Section 9.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

     If to Parent or the Purchaser:

                    Pinault-Printemps-Redoute S.A.
                    18, Place Henri Bergson
                    75381 Paris, France Cedex 08
                    Attention:  Serge Weinberg
                    Telecopy:  (331) 44-90-63-92

     with a copy to:

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York  10019
                    Attention:  David A. Katz, Esq.
                    Telecopy: (212) 403-2000

     If to the Company:

                    Brylane Inc.
                    463 Seventh Avenue, 21st Floor
                    New York, New York  10018
                    Attention:  Peter Canzone
                    Telecopy:  (212) 741-0980

     with a copy to:

                    Morrison & Foerster LLP
                    425 Market Street
                    San Francisco, California  94105
                    Attention:  Bruce Mann
                    Telecopy:  (415) 268-7522

                    and

                    Riordan & McKinzie
                    California Plaza
                    300 South Grand Avenue, 29th Floor
                    Los Angeles, California
                    Attention:  Roger Lustberg, Esq.
                    Telecopy: (213) 229-8550

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

     Section 9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 2.9 and 6.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.9. Fees and Expenses. Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the

Offer, this Agreement and the Transactions shall be paid by the party incurring such expenses; provided, that if this Agreement shall have been terminated by the Company pursuant to Section 8.1(b) or Section 8.1(g), Parent shall reimburse the out-of-pocket costs and expenses incurred by the Company in connection with the Offer, this Agreement and the Transactions.

     Section 9.10. Certain Definitions. As used in this Agreement:

     (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

     (b) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act); and

     (c) the term "subsidiary" when used with respect to any party means any corporation or other organization, incorporated or unincorporated, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

     Section 9.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, provided, that this
Section 9.11 shall have no force and effect from and after the termination of this Agreement in accordance with Section 8.1.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                   PINAULT-PRINTEMPS-REDOUTE S.A.


                                   By:  /s/ Serge Weinberg
                                        ----------------------------
                                        Name:     Serge Weinberg
                                        Title:    Chief Executive Officer

                                   BUTTONS ACQUISITION CORPORATION


                                   By:  /s/ Hartmut Kramer
                                        ----------------------------
                                        Name:     Hartmut Kramer
                                        Title:    Vice President

                                   BRYLANE INC.


                                   By:  /s/ Robert A. Pulciani
                                        ----------------------------
                                        Name:     Robert A. Pulciani
                                        Title:    Executive Vice President and
                                                  Chief Financial Officer

                                     ANNEX I

                             CONDITIONS TO THE OFFER

     Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered shares of Common Stock, unless (i) there are validly tendered and not properly withdrawn prior to the expiration date for the Offer (the "Expiration Date") that number of shares of Common Stock which, when aggregated with the shares of Common Stock currently beneficially owned by Parent, represent at least 90% of the total number of outstanding shares of Common Stock, on a fully diluted basis, on the date of purchase; provided, that following the Initial Expiration Date, Purchaser may accept for payment or pay for tendered shares of Common Stock which, when aggregated with the shares of Common Stock currently beneficially owned by Parent, represent at least 75% of the total number of outstanding shares of Common Stock, on a fully diluted basis, on the date of purchase (the "Minimum Condition") and (ii) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations shall have expired or been terminated. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser may, subject to the terms of the Merger Agreement, amend or terminate the Offer or postpone the acceptance for payment of or payment for tendered shares of Common Stock if at any time on or after March 10, 1999 (unless otherwise indicated below) and before the time of payment for any shares of Common Stock, any of the following events (each, an "Event") shall occur:

          (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that would reasonably be expected to: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, or (iv) require divestiture by Parent or the Purchaser of any shares of Common Stock;

          (b) there shall be any pending Action challenging or seeking to restrain or prohibit the consummation of the Transactions or any other Action filed against the Company or any of its subsidiaries after the date of this Agreement which, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or on the consummation of the Transactions;

          (c) there shall have occurred any development or event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole, excluding any development or event arising out of or attributable to the U.S. economy generally; or

          (d) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

          (e) (i) any of the representations and warranties of the Company (A) set forth in the Merger Agreement that are qualified as to materiality or (B) set forth in Section 4.3 of the Merger Agreement shall not be true and correct, or (ii) any such representations and warranties that are not so qualified (other than the representations and warranties set forth in Section 4.3 of the Merger Agreement) shall not be true and correct in any respect which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, in each case as if such representations and warranties were made at the time of such determination except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect in the foregoing respects as of such specific date; or

          (f) the Company shall have failed to perform in any material respect or to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement; or

          (g) (i) the Special Committee shall have withdrawn or modified in a manner adverse to Parent or the Purchaser the adoption or recommendation of the Offer, the Merger or the Merger Agreement, or (ii) the Special Committee shall have resolved to do any of the foregoing;

          (h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the Paris Bourse (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) any decline of at least

               20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement, (iii) any change in currency exchange rates measured from the close of business on the date of the Merger Agreement, resulting in an increase of 15% or more in the Per Share Amount as translated from U.S. Dollars into French Francs, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, (v) a commencement of a war, armed hostilities or other significant national or international crisis directly or indirectly involving the United States or France, or (vi) in the case of any of the foregoing clauses (i) through (v) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Annex I will be final and binding on all parties.

     The Offer may be terminated by Purchaser if the Merger Agreement is terminated pursuant to its terms.

     The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.



                                      -3-